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                              EIGHTH AMENDMENT TO
                          LOAN AND SECURITY AGREEMENT

     THIS EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made as of April 30, 2000, by and between AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO (the "Lender") and VITA FOOD PRODUCTS, INC., a Nevada corporation (the "Borrower").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Borrower (by reason of merger) and Lender entered into a Loan and Security Agreement dated as of March 20, 1995, as thereafter amended from time to time (collectively, the "Credit Agreement"); and

     WHEREAS, Borrower has requested certain modifications to the Credit Agreement; and

     WHEREAS, Lender is willing to grant such modifications on the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, it is hereby agreed as follows:

     1. The recitals hereinabove contained shall form a part of this Amendment and this Amendment shall be construed in the light thereof All capitalized terms contained herein and not otherwise defined shall have the same meaning as contained in the Credit Agreement.

2. Section 1.64 of the is hereby amended by deleting the date "April 30, 2000" and by inserting in place thereof the date April 30, 2001.

3. The following definitions are added to Section 1:

     1.68 "Net Worth" means, as of any particular date, the shareholders'; equity as determined in accordance with generally accepted accounting principles, excluding therefrom the value of all goodwill, patents, trademarks, copyrights, licenses, prepaid expenses, deferred taxes, deferred charges or other general intangibles.

     1.68 "Interest Payment Date" means, with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to Prime Rate Loans, the last Business Day of each month and each date a Prime Rate Loan is converted into a LIBOR Rate Loan.

     1.69 "Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the


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     Conversion Date on which the Loan is converted to the LIBOR Rate Loan and ending on the date three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

               (a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

               (b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (c) no Interest Period shall extend beyond the Revolving Termination Date.

     1.70 "LIBOR" means the offered rate per annum for deposits of Dollars for a period of time equal to the applicable Interest Period requested by Borrower that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time ) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Lender in the London interbank market for such Interest Period and for an amount equal or comparable to the principal amount of the Revolving Loans outstanding on such date of determination. If no such deposits are offered by such institutions, such rate will be the rate in effect for the prior Interest Period

     1.71 "LIBOR Rate Loan" means a Loan that bears interest based on the LIBOR Rate.

     4. Section 2.6 of the Agreement is deleted in its entirety and in lieu thereof is inserted the following:

               (a) Subject to subsection 2.6(d), each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date when made




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                until paid at a rate per annum equal to the LIBOR Rate plus
                2.45% or the Prime Rate, as the case may be (the "Note Rate").

                     (b) Interest on each Revolving Loan shall be paid in arrears on the first day of each month hereafter commencing May 1, 2000. Interest shall also be paid on the Termination Date, and, during the existence of any Event of Default interest shall be payable on demand of the Lender.

                     (c) While any Event of Default exists and is continuing and/or after maturity of the Loans (whether by acceleration or otherwise), at the option of Lender, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans due and unpaid, at a rate per annum equal to the Prime Rate plus three percent(3%); provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Loan outstanding on the date of occurrence of such Event of Default or maturity, the principal amount of such Loan shall, during the continuation of such Event of Default and/or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus three percent(3%).

                     (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

                     (e) Interest shall be based on the average daily outstanding loans for each month and shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable as provided in Section 4.2 of this Agreement. Any change in the Prime Rate shall be effective as of the effective date stated in the announcement by Lender of such change.

                     (f) The Lender will with reasonable promptness notify the
                Borrower of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Lender.

     5. Section 2.8 of the Agreement is hereby deleted in its entirety and in lieu thereof is inserted the following:



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               (a)  Procedure for Borrowing.

                         (1) Each Borrowing shall be made upon the Borrower's irrevocable written notice delivered to the Lender in the form of a Notice of Borrowing (which notice must be received by the Lender prior to 10:00 a.m. (Chicago time) on the requested Borrowing date in the case of each Prime Rate Loan and on the day which is two (2) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify.

                              (i)    the amount of the Borrowing (which, in
                         the case of a Borrowing of LIBOR Rate Loans, shall be in an agreement minimum principal amount of one million dollars ($1,000,000) or any multiple of one hundred thousand dollars ($100,000) in excess thereof);

                              (ii) the requested Borrowing date, which shall be a Business Day;

                              (iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Prime Rate Loans;

                              (iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans;

                              (v)    The proceeds of all such Loans will
                         then be made available to the Borrower by the Lender by crediting the account of the Borrower on the books of the Lender.

                              (2) If such Loan is to be a Revolving Loan, such notice shall be accompanied by a Borrowing Base Certificate. If such Loan is to be a Term Loan, such notice shall be accompanied by such documentation as Lender may request relating to the Equipment to be financed with such Term Loan.

                    (2) Unless the Lender shall otherwise agree, during the existence of a Default or an Event of Default, the Borrower may not elect to have a Loan be made as, or converted into or continued as, a LIBOR Rate Loan.

                    (3) After giving effect to any Borrowing, there shall not be more than three (3) different Interest Periods in effect.




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                     (ii)   the aggregate amount of Loans to be converted or
                renewed;

                     (iii) the nature of the proposed conversion or continuation; and

                     (iv) the duration of the requested Interest Period with respect to any Loans to be converted or continued as LIBOR Rate Loans.

           (c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans, as the case may be, or if any Default or Event of Default shall then exist, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Prime Rate Loans effective as of the expiration date of such current Interest Period.

      7.   Not Used.

      8. Section 10.2(W) is hereby deleted in its entirety and in lieu thereof is inserted the following:

           Permit Borrower's Ratio of indebtedness to Net Worth to be greater than 5.0 to 1.0, measured at the end of each fiscal quarter thereafter.

      9. Section 10.2(X) is hereby deleted and in lieu thereof is inserted the following:

           Permit Net Worth, as at the end of any fiscal quarter hereafter, to be less than $1,600,000.

      10. Exhibit L of the Credit Agreement is amended and restated in its entirety by the Amended and Restated Revolving Note, a copy of which is attached hereto as Schedule 1, and all references to the Revolving Note contained in the Credit Agreement shall mean and be references to said Amended and Restated Revolving Note.

      11. Borrower shall also execute the Amended and Restated Term Note, a copy of which is attached hereto as Schedule 2.

      12. Borrower agrees to execute and deliver to Lender this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Note, and such additional documents, including financing statements, as may be necessary to effectuate the purpose of this Amendment.




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     13.  Borrower shall pay to Lender the reasonable legal fees and expenses of counsel incurred in connection with the preparation of this Amendment and related documentation.

     14. Borrower expressly acknowledges and agrees that all collateral, security interests, liens, pledges, and mortgages heretofore, under this Amendment, or hereafter granted to Lender, including, without limitation, such collateral, security interests, liens, pledges and mortgages granted under the Credit Agreement, and all other supplements to the Credit Agreement, extend to and cover all of the obligations of Borrower to Lender, now existing or hereafter arising including, without limitation, those arising in connection with the Credit Agreement, as amended by this Amendment, upon the terms set forth in such agreements, all of which security interests, liens, pledges, and mortgages are hereby ratified, reaffirmed, confirmed and approved.

     15. Borrower represents and warrants to Lender that (i) it has all necessary power and authority to execute and deliver this Amendment and perform its obligation hereunder, (ii) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, and (iii) all representations and warranties of Borrower contained in the Credit Agreement, as amended, and all other agreements, instruments and other writing relating thereto, are true, correct and complete as of the date hereof.

     16. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

     17. If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

     18. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

     19. This Amendment was executed an delivered in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Illinois.


            (THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK)


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     IN WITNESS WHEREOF, this Credit Agreement has been duly executed as of the day and year specified at the beginning hereof.


AMERICAN NATIONAL BANK AND              VITA FOOD PRODUCTS, INC., A Nevada
TRUST COMPANY OF CHICAGO                corporation

By:                                     By:
   -------------------------------         ---------------------------------
Title:                                  Title:
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